EXHIBIT 6.1

Invesco Capital Markets, Inc. Company Profile

Appointments
Board Positions
Name	Position
Geyer, William S.	Director
Hartigan, Brian C.	Director
Officers
Name	Position
Baker, Tara Jones	Vice President, Business Operations and Quality Assurance
Erickson, Alan E.	Vice President, Equity Portfolio Management and Research
Falduto, Craig S.	Executive Director, Investment Research
Geyer, William S.	Co-President
Gregson, Mark W.	Chief Financial Officer
Financial and Operations Principal
Hancock, Trisha B.	Chief Compliance Officer
Hebert, Charles A.	Vice President
Heite, Steven M.	Vice President
Henkel, Adam	Assistant Secretary
Magee, Michael J.	Executive Director, Portfolio and Inventory Management
Hartigan, Brian C.	Co-President
Co-Chief Executive Officer
Nelson, Elizabeth	Assistant Secretary
Reitmann, Rudolf E.	Vice President
Reyna, Rene R.	Vice President
Ringold, Melanie	Assistant Secretary
Sauerborn, Thomas J.	Vice President, Operations
Veazey, Kellie K	Vice President
Wisdom, Crissie	Anti-Money Laundering Compliance Officer
Zerr, John M.	Senior Vice President